Exhibit 99.1

Private & Confidential Radar Revolution. Delivered. Investor Presentation March 2021

D isc l aimer 2 This presentation (the “Presentation”) is for information purposes only and has been prepared by Arbe Robotics Ltd. (“Arbe”) and Industrial Tech Acquisitions, Inc. (“ITAC”) to assist interested parties in making their own evaluation with respect to the proposed business combination between Arbe and ITAC (the “Transaction”) and a potential private placement equity investment into ITAC in connection with such proposed Transaction (the “PIPE”) and for no other purpose. This Presentation and the information contained herein are confidential and may not be copied, distributed or disclosed to any other person. Neither Arbe nor ITAC makes, and each hereby expressly disclaims, any representation or warranty, express or implied, as to the reasonableness of the assumptions made in this Presentation or the accuracy or completeness or the information, including any projections, contained in or incorporated by reference into this Presentation. Neither Arbe nor ITAC shall have any liability for any representations or warranties, express or implied, contained in, or omissions from, this Presentation or any other written or oral projections communicated to the recipient in the course of the recipient’s evaluation of Arbe and ITAC. The data contained herein is derived from various internal and external sources. Neither Arbe nor ITAC assume any obligation to provide the recipient with access to any additional information or to update the information in this Presentation. This Presentation contemplates a business combination transaction involving Arbe and ITAC. Completion of the Transaction is subject to, among other matters, Arbe and ITAC entering into a definitive agreement with respect to the Transaction and completing their due diligence investigation of the other, approval by ITAC stockholders and other closing conditions to be included in a definitive agreement. No assurances can be given that the parties will successfully negotiate and enter into a definitive agreement, or that the Transaction will be consummated on the terms or timeframe currently contemplated, if at all. This Presentation is subject to updating, completion, revision, verification and further amendment. No securities regulatory authority has expressed an opinion about the securities discussed in this Presentation and it is an offense to claim otherwise. The information contained herein does not purport to be all - inclusive. Nothing herein shall be deemed to constitute investment, legal, tax, financial, accounting or other advice. N o O f fer o r S o li c i t at i o n This Presentation is neither an offer to sell or purchase, nor a solicitation of an offer to sell, buy or subscribe for any securities, nor is it a solicitation of any vote in any jurisdiction pursuant to the proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. F o r w a rd - L o o ki n g S t a t e m e n t s Certain statements made in this Presentation are “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of the Transaction, the anticipated timing of the Transaction, future financial condition and performance of Arbe and expected financial impacts of the Transaction (including future revenue, pro forma enterprise value and cash balance), the satisfaction of closing conditions to the Transaction, the PIPE transaction, the level of redemptions of ITAC’s public stockholders and the products and markets and expected future performance and market opportunities of Arbe. When used in this Presentation, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward - looking statements. Many factors could cause actual future events to differ materially from the forward - looking statements in this Presentation, including but not limited to: (i) ITAC’s and Arbe’s inability to enter into a definitive agreement with respect to the proposed Transaction or to complete the proposed Transaction contemplated by the non - binding letter of intent executed by ITAC and Arbe; (ii) matters discovered by the parties as they complete their respective due diligence investigation of the other; (iii) the inability to recognize the anticipated benefits of the proposed Transaction , which may be affected by, among other things, the amount of cash available following any redemptions by ITAC stockholders; (iv) the ability of the combined company to meet the initial listing standards of The Nasdaq Stock Market upon consummation of the Transaction; (v) costs related to the proposed Transaction; (vi) expectations with respect to future operating and financial performance and growth, including when Arbe will generate positive cash flow from operations; (vii) Arbe’s ability to raise funding on reasonable terms as necessary to develop its product in the timeframe contemplated by its business plan; (viii) Arbe’s ability to execute its business plans and strategy; (ix) the risk that the Transaction may not be completed by ITAC’s business combination deadline and ITAC’s potential failure to obtain an extension of the business combination deadline if sought by ITAC, (x) the failure to satisfy the conditions to the consummation of the Transaction, including the approval of the Transaction and definitive agreement for the transaction (the “Transaction Agreement”) by the stockholders of ITAC, the satisfaction of the minimum cash requirements of the Transaction Agreement following any redemptions by ITAC’s public stockholders, (xi) the inability to complete the PIPE transaction, (xii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction Agreement, (xiii) the outcome of any legal proceedings that may be instituted against Arbe or ITAC related to the Transaction, (xiv) changes in the competitive and regulatory environment in the industry in which Arbe operates, variations in operating performance across competitors, changes in laws and regulations affecting Arbe’s business and changes in the combined capital structure, (xv) Arbe’s ability to develop a marketable product in the timeframe necessary to generate market share; (xvi) the market for Arbe’s technology being significantly less than estimated by Arbe as reflected in its projections; (xvii) the effect of new technology on Arbe’s business and the risk that Arbe may not develop or have access to the most advanced technology in an industry where technology is rapidly developing; (xviii) companies with which Arbe has or develops a strategic relationship having different priorities than Arbe, with the effect that such companies fail to develop the market as contemplated by Arbe in entering into the strategic relationship; (xix) Arbe’s failure or inability to obtain patent protection for its intellectual property in all countries in which it seeks such protection or to protect and enforce its intellectual property rights against infringers; (xx) the risk that Arbe’s intellectual property may infringe upon the intellectual property rights of others; (xxi) the costs of prosecuting or defending intellectual property litigation regardless of the outcome; (xxii) the adoption by governments of regulations which may make it more difficult to market Arbe’s products or which may have the effect of favoring competitive technologies; (xxiii) Arbe’s ability to retain its key executive and research and development and marketing personnel and hire, train and retain qualified personal as needed for Arbe to complete its development effort and implement a marketing program on a timely basis; (xxiv) the effect on Arbe of wars (whether or not declared), hostile activities, climate or weather conditions, pandemics, including, but not limited to, the COVID - 19 pandemic and steps taken by governments to address the pandemic, plant closures, labor disputes, insurrections and other events beyond the control of Arbe, (xxv) the effect of cyberattacks against Arbe, (xxvi) Arbe’s ability to institute and maintain cybersecurity protocols and comply with applicable cybersecurity laws and regulation; (xxvi) the ability of Arbe to implement its business plans, forecasts, and other expectations after the completion of the Transaction, and identify and realize additional opportunities, and (xxvii) other unknown risks and uncertainties as well as those described from time to time in filings by ITAC or Arbe with the U.S. Securities and Exchange Commission (the “SEC”). The foregoing list of factors is not exhaustive. ITAC and Arbe each expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward - looking statements contained herein to reflect any change in ITAC’s and Arbe’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Neither Arbe nor ITAC gives any assurance that either party or the combined company can or will achieve its expectations. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward - looking statements and the assumptions on which those forward - looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward - looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Arbe’s control. All information set forth herein speaks only as of the date hereof in the case of information about ITAC and Arbe or the date of such information in the case of information from persons other than ITAC or Arbe, and we disclaim any intention or obligation to update any forward - looking statements or other information as a result of developments occurring after the date of this Presentation. Projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not, and are likely not to, reflect actual results.

Disclaimer (cont ’ d) 3 U s e o f P r o j ec t i o n s This Presentation contains financial forecasts with respect to, among other things, Arbe’s unit sales, revenue, gross profit, free cash flow, as well as the price for its products and the number of units sold and certain ratios and other metrics derived therefrom primarily for 2025, and the appendix includes projected net income and cash flow information for 2021 through 2025. This information is based on the continued development of Arbe’s products based upon its current business plan, Arbe’s success in converting memoranda of understanding into orders in the volume anticipated by Arbe, the further success in obtaining new orders and the perception in the industry that Arbe’s technology is and continues to be leading - edge technology. These unaudited financial projections have been provided by Arbe’s management, and Arbe’s independent auditors have not audited, reviewed, compiled or performed any procedures or any due diligence with respect to the unaudited financial projections for the purpose of their inclusion in this Presentation and, accordingly, do not express an opinion or provide any other form of assurance with respect thereto for the purpose of this Presentation. These unaudited financial projections should not be relied upon as being indicative of future results. The inclusion of the unaudited financial projections in this Presentation is not an admission or representation by Arbe or ITAC that such information is material. The assumptions and estimates underlying the unaudited financial projections, including the ability of Arbe to develop the product on schedule, the market for the products, Arbe’s ability to raise funds if and when required, are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited financial projections. There can be no assurance that the prospective results are indicative of the future performance of ITAC or Arbe or that actual results will not differ materially from those presented in the unaudited financial projections. Inclusion of the unaudited financial projections in this Presentation should not be regarded as a representation by any person that the results contained in the unaudited financial projections will be achieved. N on - G A A P F i n a n c i al M e a s u r e s This Presentation also includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including, but not limited to, EBITDA and free cash flow and certain ratios and other metrics derived therefrom. These non - GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing Arbe’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. Arbe’s presentation of these measures may not be comparable to similarly - titled measures used by other companies. These non - GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non - GAAP financial measures. Further, this Presentation does not include any financial statements prepared in accordance with GAAP or financial information derived from financial statements prepared in accordance with GAAP, with result that the Presentation does not show how the non - GAAP information relates to financial statements prepared in accordance with GAAP. Projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not, and are likely not to, reflect actual results. Accordingly, undue reliance should not be given to non - GAAP financial information. I n d u s try a n d M a r k et D a t a The information contained herein also includes information provided by third parties, such as market research firms. None of ITAC, Arbe or their respective affiliates nor any third parties that provide information to ITAC or Arbe, such as market research firms, guarantees the accuracy, completeness, timeliness or availability of any information. None of ITAC, Arbe or their respective affiliates and any third parties that provide information to ITAC or Arbe, such as market research firms, are responsible for any errors or omissions (negligent or otherwise), regardless of the cause, or the results obtained from the use of such content. None of ITAC, Arbe or their respective affiliates give any express or implied warranties, including, but not limited to, any warranties of merchantability or fitness for a particular purpose or use, and they expressly disclaim any responsibility or liability for direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees or losses (including lost income or profits and opportunity costs) in connection with the use of the information herein. A dd i t i o n al I n f o r m at i o n a n d W h e r e t o F i n d I t If a definitive agreement is entered into in connection with the proposed Transactions described herein, a copy of the definitive agreement and a brief description of the Transaction will be included in a Form 8 - K current report, and a full description of the terms of the Transaction will be provided in a proxy statement/prospectus for ITAC’s stockholders to be filed with the SEC. ITAC urges investors, stockholders and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information about ITAC, Arbe and the proposed Transaction. The proxy statement/prospectus will be mailed to stockholders of ITAC as of a record date to be established for voting on the proposed transaction. Stockholders may obtain copies of the proxy statement/prospectus, when available, without charge, at the SEC’s website at www.sec.gov or by directing a request to: ITAC Acquisition Corp., 5090 Richmond Avenue, Suite 319, Houston, TX 77056. P a r t i c i p a n t s i n S o li c i t at i o n ITAC and its directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies of ITAC stockholders in connection with the potential transaction described herein under the rules of the SEC. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of ITAC’s directors in the Proxy Statement relating to the proposed Transaction when it is filed with the SEC. These documents may be obtained free of charge from the sources indicated above. Miscellaneous The information contained in this Presentation is the property of Arbe and ITAC. This Presentation may not be copied, published, reproduced or distributed in whole or in part at any time without the prior written consent of Arbe and ITAC. The trade names, service marks, trademarks and trademark symbols used herein are the properties of their respective owners. The use and presentation of such trade names, service marks, trademarks and trademark symbols is not intended to imply any relationship with Arbe or ITAC or any endorsement or sponsorship of Arbe or ITAC. References in the Presentation to partnerships refer to strategic agreements and relationships which may or may not come within the legal definition of partnership and which do not necessarily give the parties rights and obligations which partners may have under applicable law. This Presentation is being delivered to you pursuant to a confidentiality agreement. By reading this Presentation, you agree to be bound by the limitations set out herein. Any failure to comply with these restrictions may constitute a violation of applicable laws. At any time upon the request of ITAC or Arbe for any reason, recipient shall promptly deliver to ITAC or Arbe or securely destroy this Presentation and any other documents furnished to recipient by or on behalf of ITAC or Arbe without keeping any copies, in whole or part, thereof.

Industrial Tech Acquisitions Overview

arbe

Highly Experienced Leadership



Scott Crist
Chairman
CEO

- CEO of Osperity, a leader in AI for industrial computer vision
- 30+ years of experience across various technology verticals
- Former CEO & Chairman of Infrastructure Networks, a leading 5G-LTE company
- Founded, built, and successfully grew multiple businesses as an investor and CEO



Greg Smith
CFO

- 35+ years of demonstrated corporate finance and management experience
- Former CFO of Infrastructure Networks, a leading 5G-LTE company
- Former CEO and founder of ERF Wireless, a high-speed broadband provider



Andrew Clark
Director

- 30+ years of experience across the technology, industrial, and energy sectors
- Founder and principal at The Castell Group, an investment and advisory firm
- Current Director at TapNpay, AETolls, and Texas Halo Fund



Harvin Moore
Director

- 30+ years technology experience as an entrepreneur, advisor, and investor
- Co-chairman of the Houston Aerospace and Aviation Regional Task Force
- President & CEO of Houston Exponential, a technology-focused accelerator



Aruna Viswanathan
Director

- 30+ years of experience building and investing in technology companies
- Co-founder and COO of AlphaX Decision Sciences, a provider of AI software
- Former Partner at Clearspring Capital Group with notable exits (sale to IBM)

Industrial Tech Acquisitions, Inc.

- ITAC is a Nasdaq-listed SPAC (NASDAQ: ITAC) which completed its $75 million IPO in September 2020
- The ITAC team is comprised of experienced venture capital and technology industry professionals with significant experience building and investing in disruptive technology companies

Investments & Affiliations

OSPERITY
TELSCAPE communications
Infrastructure Networks
PHILIPS
eRF Wireless
tapnpay
HX HOUSTON EXPONENTIAL
alphax DECISION SCIENCES
SONY
EMERSON. Zedi Cloud SCADA Solutions
Ambyint
IoTium

Source: ITAC

4

Transaction Overview

arbe

Overview	▪ Business combination between Arbe and ITAC, a publicly-traded special purpose acquisition company
Attractive Transaction Parameters	▪ Leader and first mover in 4D Imaging Radar technology with superior resolution and significant cost advantage over the competition ▪ Investing in high-growth automotive radar with a tangible near-term revenue opportunity ▪ Robust opportunity funnel with over 26 active customer engagements ▪ Underwriting to a visible revenue forecast, with significant upside to the current financial projections
Transaction Summary	▪ Equity value of $525 million pre-money and $723 million post-money; existing Arbe shareholders to rollover equity holdings in the combination with ITAC, resulting in ~73% ownership of the pro forma equity of the combined company ▪ $76 million cash-in-trust and a $100 million PIPE resulting in net proceeds to Arbe's balance sheet of ~$151 million to help fund growth initiatives ▪ $573 million post-money enterprise valuation, representing 1.8x Arbe's 2025E Revenue and 4.4x Arbe's 2025E EBITDA ▪ Transaction represents an attractive entry multiple relative to public comparable companies and recent Autotech SPACs

5

Arbe Leadership

arbe

Management Team



Kobi Marenko

Co-Founder, CEO

Leading tech and media startups from seed to acquisition for over 20 years. Founder of Taptica, a London Stock Exchange-listed company, and of Logia, acquired by Mandalay Digital



Dr. Noam Arkind

Co-Founder, CTO

10+ years of experience leading R&D teams. Ph.D. in Applied Mathematics from the Robotics Lab at Weizmann Institute of Science



Danny Klein

CFO

25+ years of experience in leading financial roles at Taptica, Biodata, Amdocs, Formula, and BDO



Ram Machness

Chief Business Officer

25+ years of experience in embedded systems and in the semiconductor industry. Managed business development, customer engagement, and product at TI, DSP, and Microsoft

Senior Executives



Asaf Even Chen
VP R&D Systems



Avi Bauer
VP IC



Oz Fixman
Co-Founder, COO



Roman Levi
VP Sales



Shlomit Hacohen
CMO



Yoram Stettiner
CSO, Eng.Sc.D.

Source: Arbe

6

Ar b e is d riving a Ra d a r Revo l u tion, p a ving the w a y f o r an a utonom o us f u ture, utilizing an out stan d ing, tr uly safe, commercially viable, 4D Imaging technology Company Overview

Arbe at a Glance

26
Partnerships with Global Tier 1s and Auto / Industrial OEMs [1]

$312M
in 2025E
Projected Revenue

$2.8B
in 2025E
Projected Order Book [2]

$11B
in 2025E
Projected Automotive Radar TAM [3]



Product
The world's first ultra high-resolution radar solution on a proprietary chipset

Founded
November 2015

Team
80 members, 65 R&D, 6 Ph.D.s

Management
An elite team of semiconductor engineers, radar specialists, and data scientists, with experience building successful companies

Offices
Tel Aviv, Dallas

[1] Partnerships include advanced evaluations, A Sample orders, and development discussions in various stages of RFI/RFQ
[2] Based on Arbe's estimates of projected contract pipeline at the end of 2025
[3] Industry and Wall Street research estimates

8

History of Arbe

arbe

BUSINESS

- **Founded Nov. 2015**
- **Partnership with leading global Tier 1** Valeo
- Partnership with WEIFU, HIRAIN TECHNOLOGIES
- Investment from Hyundai, 北汽集团 BAIC Group
- Partnership with qamcom
- **RFQ win and PO from leading global OEM**
- POs from autoX and a leading autonomous ground vehicles supplier
- **Vehicles with Arbe based systems go into production**

2015	2016	2017	2018	2019	2020	2021	2022

PRODUCT

- Initial prototype
- Automotive prototype
- Launch of radar front-end system (RF chipset)
- Launch of high-density automotive radar antenna
- Launch of 4D Imaging Radar processor chip
- Systems with Arbe chipset complete production

KEY PARTNERSHIPS

Valeo, NVIDIA, DENSO, autoX, qamcom, HIRAIN TECHNOLOGIES, WEIFU

9

The Automot i ve Sensor Gap Current Radars are a Hazard ▪ Unable to me e t L e vel 2 + s afe t y requirements ▪ No elevation ▪ No detection of stationary objects ▪ Low - resolution – can’t separate objects near each other ▪ No pi ctu r e – on l y < 50 t a rg e ts Sensors on the market today are not safe enough to support the transition t o au t opil ot and ful l au t onomy 10

The Automotive Sensor Gap - Resolved Arb e ’ s 4 D I m a g ing Ra dar Provi d e s U lt r a - Hi g h, Camera - Like Resolution, and All - Weather, High - Reliability Performance Execution in the most challenging corner cases Reliable detection of stationary objects Dependable in various environmental conditions Trustworthy tracking without false alarms Ar b e ’ s 4 D Imaging Radar – advanced, dependable, and affordable 11

Hype vs. Reality

- Radar and camera are the two types of mainstream automotive sensors utilized today
- When used together, 4D Imaging Radar and cameras provide uncompromised safety and comfort for Level 1 – Level 3 vehicles, as well as full autonomy
- Some OEMs might choose to add a LIDAR sensor to Level 3 vehicles for redundant sensing coverage, or to Level 4 and 5 vehicles for extra sensing power
- Arbe's advanced post-processing enables easy sensor fusion, while utilizing minimal processing power

Reality – worldwide demand already exists for mature and affordable Imaging Radar


ELON MUSK
"LIDAR IS DOOMED"
TESLA AUTONOMY DAY
APRIL 22, 2019
TESLA LIVE

Reality

$11B in 2025E Projected Automotive Radar TAM[1]

$2B in 2025E Projected Automotive LIDAR TAM[1]

[1] Industry and Wall Street research estimates

12

Radar Opportunity in Automotive is "Here & Now"





Autonomy Level		Level 1	Level 2	Level 3	Level 4-5
# of Sensors per Vehicle[1]	Radar	3	3-5	+5	6-10
	Camera	2	≤4	6-8	6-8
	LIDAR	0	0	0-1	1-3
% of Cars in 2025E[1]		25%	65%	10%	<1%
Automotive Radar TAM 2025E[1]		$3B	$7B	$1B	$0.1B

[1] Industry and Wall Street research estimates

13

$1,050 $2,100 $150 $100 $400 $345 $600 $900 $1,000 $6,000 Radar ’ s Superior Cost Performance Drives Scalability 1 Represents average sensor costs per level of autonomy S our c e : A r b e es t i m a t es $ 50 x 3 $ 50 x 2 -- $ 11 5 x 3 $ 10 0 x 4 -- $ 1 20 x 5 $ 1 50 x 7 $ 1 , 0 00 x 1 $ 1 50 x 6 $ 300 x 7 $ 3, 0 00 x 2 Co s t p e r Sen s o r x # of Sensors ¹ Radar Camera LIDAR Level 4 - 5 L ev e l 3 L ev e l 2 L ev e l 1 Autonomy Level 14

4D Imaging Radar – Fundamental & Complementary to Camera

arbe

4D Imaging Radar	✓ Long-range, high-resolution, wide field of view	✓ All weather and lighting	✓ Affordable, power efficient
Conventional Radar	✗ Long-range, low-resolution, limited field of view, false alarms	✓ All weather and lighting	✓ Affordable
Camera	✓ Medium-range, color, object and pattern recognition	✗ Rain, snow, fog, darkness, glaring light	✓ Affordable
LIDAR	✓ Medium-range, high-resolution, wide field of view	✗ Rain, snow, fog, direct sun	✗ Expensive, power hungry


Arbe's 4D Imaging Radar offers leading performance at cost-effective pricing.
A true enabler of safe ADAS[1] and autonomous vehicles

[1] ADAS defined as advanced driver assistance systems
Source: Arbe's assessment of comparable sensor solutions

15

First Mover & Market Leader in 4D Imaging Radar

Arbe is the Only Automotive HD, 4D Imaging Radar Solution

Everest Radar Processing Unit
Advanced radar control supporting up to 48 Rx and 48 Tx antennas


First
4D radar
processor
Best RF
performance
in market
Deep learning
software solution
with path-
mapping
technology

Transmitter
24-48 transmitters, Tx power control

Receiver
12-48 receivers, large Rx dynamic range

AI Algorithms
2-stage vision post-processing capabilities

Top Benefits

- Functional in various weather and lighting conditions
- Long-range and wide field of view
- 4D ultra high-resolution – 12x better than the competition
- Mass production pricing of $100-$150
- Mutual interference avoidance patented technology
- Small size – optimal for concealed installation

16

Arbe ’ s 4D Imaging Radar in Action 17

Roadmap: Radar-on-Chip Solution

- Full solution on a single die
  - Next generation corner radar and safety product
  - Highest resolution low-cost radar on the market
  - 8x8 RF + Arbe's core processing algorithms
- The result:
  - Best-in-class ADAS applications – cruise control, emergency braking, and blind spot detection
  - Ideal for Tier 1s – reduces design effort and implementation costs
- Lucrative revenue opportunity for Arbe and Tier 1 partners arbe

18

Roadmap: A Single Chip to Rule Them All ▪ Enhancing Everest ▪ Camera object classification ▪ Real - time imaging radar fusion ▪ The result: ▪ Ut i li za t i on i n Le ve l 3 ve h i c l es w i th o n l y rada r and camera ▪ Much better performance and safety ▪ Significantly lower cost ▪ Arbe’s chipset is also poised to capture a significant share of the vision chip market 19

Commercial O verview

Significant Commercial Traction with Leading OEMs & Tier 1 Partners

- Valeo, Hirain, Weifu, Qamcom and one other leading Tier 1 selected Arbe and are building systems with Arbe's chipset
- A Sample purchase and advanced evaluation from Denso and 3 other global Tier 1s
- Of the 10 leading radar Tier 1s, 50% have selected Arbe and 25% are in advanced evaluations
- As a result, Arbe is expected to be part of most RFPs in the market next year arbe

26 A Sample Orders

3 Purchase Orders

10 OEMs / Robotaxis in Advanced Discussions for POs in H1 '21E

21

Key Partnership Win With a Leading Tier 1 For a Large, Global Automotive OEM

Pre-Production Contract for Next-Gen Radars

- Leading global Tier 1 and Arbe partnered to win a Next-Gen radar RFQ
- A global automotive OEM has chosen Arbe's technology
- Arbe's relationship with the OEM partner spans over four years
- Potential for over $300M in revenue from the first engagement
- Acceleration across multiple car models could be worth 10x more



Leading Western, Global Auto OEM
Leading European Tier 1
$300M+
Projected Revenue
arbe

Source: Projected revenue based on Arbe's estimates

22

Landmark Partnership with Qamcom

$150M+
2020-2025E

Projected Revenue

Endless Potential in Numerous Verticals On & Off the Road

- Agriculture
- Mining & Construction
- Trucking & Delivery Pods
- Security Systems
- Drones
- Industrial Robots

Source: Projected revenue based on Arbe's estimates



arbe



Johan Lassing, CEO

qamcom

"Arbe's 4D Imaging Radar Solution has the potential to be the primary sensor candidate for the sensor suite of any autonomous and semi-autonomous applications and next generation perception platforms."

- Joint Press Release, dated 1/11/2021

23

$4B $6B $2B $4B $ 1 1B 2 0 20E 2 0 25E Large & Growing Radar TAM Opportunity Industrial 2 0 2 5 E T A M 1 $ 4 B Automo tive 202 5 E TA M 1 $ 11 B $13B Aerospace & D efe nse 202 5 E TAM 1 C AG R : 21% C AG R : NM C AG R : 8% 1 I nd us t r y a nd Wa l l S t r eet r esear c h es t i m a t es R ada r 1 LIDAR 1 Camera 1 Rad a r T AM Oppor t uni t y Largest, Fastest Growing Segment of the Automotive Sensor Market 24

High - End Radar Market is Dominated by a Handful of Technology Leaders Automotive 2 0 2 5 E T A M Automot i v e 2 0 2 0 E T A M Next - Gen Technology C o m p e t ito r s $ 4 B NM $ 4 B $ 11 B $ 2 B $6 B 7 + Players 3 + Players 4 D / I m a gi ng R a d a r Hi g h Re s o l ut i on L I DAR Vi s i o n Proc e ss ing Source: Industry and Wall Street research estimates 40 + Players 25

Leading Performance vs. Chip Providers Channels 4 D Processor Availability Compute Power A ff o rdabi l i t y Strong Technology & Portfolio Lead Over Competitors 26 S our c e: A r b e ’ s a s s es s m ent of c o m p e t i t i ve l a nd s c a p e

Price & Perfo r m a nce v s . Com p e t i t or s $ 2 50 200 0 + < 50 0 Miles Apart from Competitors 1 9 2 ( $ 220 ) 1 9 2 ( $ 1 9 0 ) 4 8 ($ 9 5 ) Channels 2304 + Tier 1s ($150) $ 0 Price 288 ( $ 100 ) 48 ($160) 27 S our c e: A r b e ’ s a s s es s m ent of c o m p e t i t i ve l a nd s c a p e

Financial Overview

10 L e a d ing OEM Evaluations 5 Tier 1 Design Ins 3 POs Robust Partner Funnel Supported by Long - Term Revenue Strategy 26 E n g a g e m e n t s w it h OE M s / Tier 1 s 26 A Sa mp le Ord e rs 2 0 2 1 E 2 0 22 E 2 0 2 3 E 2 0 2 4 E 2 0 2 5 E 2 0 2 6 E 2 0 2 7 E 2 0 2 8 E 2 0 2 0 Early Adopters Arbe is a first choice of early movers including non - traditional OEMs and new mobility players Autonomous Ground Vehicles 1 Faster time to revenue, higher margins, leveraging chips before automotive qualification Global OEMs Full scale revenues from OEMs in the U.S., Europe, and Japan A s i a n O E M s Faster to production than western and traditional OEMs Long - Term Revenue Strategy Partner Funnel By Stage 29 1 Autonomous ground vehicles defined as machines with several technologies that allow for self - acting and self - regulating, with little to no human interaction, to perform tasks such as delivering goods Note: Partnerships include advanced evaluations, A Sample orders, and development discussions in various stages of RFI/RFQ

Automotive & Robotaxis Autonomous Ground Vehicles Industrial & Non - Automotive $0M $1 0 0 M $20 0 M $30 0 M $40 0 M $50 0 M $60 0 M 2021E 2022E 1 Based on Arbe’s estimates of projected contract pipeline at the end of 2025 202 3 E 202 4 E 202 5 E $312M 2025E Revenue 6 3% 3 1 % Revenue Curve Reflects Growing Market Opportunity & Pipeline Identified Projects with Deep Engagement Diverse End - Market Opportunity $578M of Cumulative Revenue 2021E - 2025E, wi t h $ 2.8 B 1 Expect e d Or de r Bo ok by 2 0 2 5 E 10 0 % of 202 5 E R e venue B as ed on Ex i s t ing & Ide nti fie d Engage m ent s 6% 30 S our c e: A r b e ’ s p r oj e c t i ons

$8 $13 $76 $168 $312 2021E 2022E 2023E 2024E 2025E 6 31 Note: Financial projection summary provided in the appendix S ou rc e: A rb e ’ s p r o j ec t i on s 50 396 1,296 2,8 09 2021E 2022E 2023E 2024E 2025E Exceptional Growth from Current Customer Engagements Key Highlights ▪ Unit forecasts in the projection period supported by in - process MOUs and anticipated volum es w i t h 1 5 key c us t om ers ▪ Design wins in key customer specifications expected to drive production ramp, leading to automotive grade production in the 2022E timeframe ▪ Prici ng m odels yi el d a m ix of A SPs for dive r se customer base ▪ Additional top - line growth potential from repeat orders and successful conversion of high - probability accounts, with which Arbe has ongoing dialogue R e v e nue ( $ in M i l l i o n s ) Un i t Sal e s (in Thousands)

1 F re e c a sh f l ow = E B I T D A l es s c a p i t a l exp en d i t u res Attractive Margin Profile Underpinning Growth Profile $6 $7 $52 $112 $209 68% 66% 67% 2021E 2022E 2023E 2024E 2025E G r o s s Profit & Margin ( $ in M i l l i o n s ) $12 $55 $131 16% 33% 42% ($20) 2021E ($22) 2022E 2023E 2024E 2025E E B ITDA & M a r g in ( $ in M i l l i o n s ) Key Highlights ▪ G r oss m argin driven by bus ine ss m ix – s c ale s alongside unit production volumes ▪ Fabless model drives low capital intensity and high free cash flow conversion ▪ Streamlined R&D investment supported by GlobalFoundries - led qualification process ▪ Disciplined approach to headcount ramp to support growth of the business, with calculated investment into customer - facing cost of goods sold and R&D teams ▪ Significant operating leverage driven by opti m al fix ed vs . variable cos t s t r uc t ur e ($21) 32 Note: Financial projection summary provided in the appendix S ou rc e: A rb e ’ s p r o j ec t i on s ($23) $12 $55 $130 15% 32% 42% 2021E 2022E 2023E 2024E 2025E Fr e e Cash Fl o w & M a r g in 1 ( $ in M i l l i o n s )

Key Investment Highlights

arbe

Large & Growing TAM Opportunity

$4B automotive radar TAM today, increasing to $11B in 2025E [1]

Proprietary Technology

The only available long-range 4D Imaging Radar with an unparalleled cost advantage

Robust Partner Funnel

Over 26 partnerships with Leading Automotive OEMs, Tier 1s and Industrial Conglomerates [2]

Regulatory Focus on Active Safety for Level 1 – Level 3

Driving a $9B Radar TAM in 2023E for Level 1 – Level 3 vehicles [1]

Attractive Growth Trajectory

$312M revenue in 2025E and $2.8B order book [3]

Strong Management Team

Backed by leading investors and OEMs

[1] Industry and Wall Street research estimates
[2] Partnerships include advanced evaluations, A Sample orders, and development discussions in various stages of RFI/RFQ
[3] Based on Arbe's estimates of projected contract pipeline at the end of 2025

33

Transaction Overview

Benchmarking Arbe's Operating Metrics vs. Peers

arbe

Revenue Growth YoY (%)

	Company	Period	Revenue Growth YoY (%)
	Arbe	'24E–'25E	85.3%
Autotech SPACs (Median: 100.2%)	Velodyne	'23E–'24E	66.0%
	Luminar	'24E–'25E	100.2%
	AEVA	'24E–'25E	207.7%
	Innoviz Technologies	'24E–'25E	145.1%
	indie	'24E–'25E	43.6%
	Ouster	'24E–'25E	93.6%
	AEye	'25E–'26E	103.6%
Compute & Vision Platforms (Median: 17.4%)	NVIDIA	'21E–'22E	10.7%
	Ambarella	'21E–'22E	17.4%
	Mobileye	'17A–'18A	46.2%
Disruptive Autotech (Median: 42.9%)	Cree[1]	'21E–'22E	56.3%
	Tesla	'21E–'22E	29.4%

Gross Margin (%)

	Company	Period	Gross Margin (%)
	Arbe	'25E	66.8%
Autotech SPACs (Median: 59.5%)	Velodyne	'24E	57.8%
	Luminar	'25E	64.0%
	AEVA	'25E	63.0%
	Innoviz Technologies	'25E	51.6%
	indie	'25E	59.5%
	Ouster	'25E	59.2%
	AEye	'26E	84.4%
Compute & Vision Platforms (Median: 66.1%)	NVIDIA	'21E	66.1%
	Ambarella	'21E	60.5%
	Mobileye	'18A	75.6%
Disruptive Autotech (Median: 29.4%)	Cree[1]	'21E	36.6%
	Tesla	'21E	22.2%

EBITDA Margin (%)

	Company	Period	EBITDA Margin (%)
	Arbe	'25E	41.8%
Autotech SPACs (Median: 35.9%)	Velodyne	'24E	21.8%
	Luminar	'25E	44.0%
	AEVA	'25E	39.0%
	Innoviz Technologies	'25E	30.8%
	indie	'25E	30.7%
	Ouster	'25E	35.9%
	AEye	'26E	54.6%
Compute & Vision Platforms (Median: 46.3%)	NVIDIA	'21E	46.3%
	Ambarella	'21E	13.6%
	Mobileye	'18A	58.9%
Disruptive Autotech (Median: 14.2%)	Cree[1]	'21E	9.1%
	Tesla	'21E	19.2%

[1] Not pro forma for Cree's divestiture of the LED business

Source: Capital IQ, FactSet, Company Filings and Wall Street Estimates; Market data as of 3/17/2021

35

4 . 4 x 1 9 .6 x 2 3 .0 x 8 . 3 x 6 . 8 x 7 . 3 x 2 . 8 x 6 . 0 x M edi an: 33 . 7 x 44.8x N M 22 .7 x NM NM 1 . 8 x 3 . 3 x 1 0 .1 x 3 . 3 x 2 . 1 x 2 . 2x 1 . 0 x 3 . 3 x 1 5 .1 x 1 2.6 x 1 3 .4x Median: 20.4x 24.5x 1 6 . 3 x Benchmarking Valuations Across Peer Group 1 Assumes Arbe pre - money equity value of $525 million and post - money enterprise value of $573 million 2 Reflects Mobileye data as of 3/10/17 for unaffected valuation pre - Intel M&A announcement 3 Not pro forma for Cree's divestiture of the LED business Sources: Capital IQ, FactSet, Company Filings; Market data as of 3/17/2021; Multiples represent current trading values ’ 18 E ’ 18 E ’ 2 5E ’ 25 E ’ 2 5E ’ 25 E ’ 24E ’ 24 E Median: 13.4x Median: 3.3x M edi an: 7.3 x ’ 2 5E ’ 25 E 1 1 ’ 2 5E ’ 25 E ’ 2 5E ’ 25 E ’ 2 5E ’ 25 E E V / F o r w a r d R e v e nue E V / F o r w a r d E BITDA 36 Autote c h SPAC s ’ 21 E ’ 21 E ’ 2 1 E ’ 2 1 E ’ 2 1 E ’ 2 1 E ’ 21 E ’ 21 E 2 2 ’ 2 6 E ’ 2 6 E Comput e & Visio n Plat fo r m s D i s r upti v e Autote ch 3 3

$573 Post - Money Enterprise Value $1,889 $2,204 Implied Current Enterprise Value $3,917 ($ in Millions) $4,570 Implied Future Enterprise Value Transaction Represents an Attractive Discount to Peers 86% Discount 72% Discount 3 0 - 3 5 x 202 5 E E B ITD A 3 0 - 3 5 x 2025E E B ITD A Discount Rate: 20% 4 . 4 x 202 5 E E B ITD A 1 Public trading peer group consists of Nvidia, Ambarella, and Mobileye (2018) S our c e : C a p i t a l I Q a nd F a c t S et a s of 3 / 1 7 / 21 37 S e le ct e d EBITDA mul ti ple range derived from Arbe’s publi c pe e r s ’ 2 0 2 1 E EBI TDA multiples 1 Implied future enterprise value calculated by applying t he se l e ct e d EBI TDA m ul t iple r ange t o Ar be ’ s 2 0 2 5 E EBI TDA Implied future enterprise value is discounted four years at 2 0%, r e sul t ing in an i m pli e d cur r e nt e nt e r pri se v alue range with a midpoint ~258% gr e at e r t han Ar be ’ s cur r e nt post - m one y e nt e r pri se v alue

Existing Arbe Shareholders 72 . 6% / 52 . 500 PIPE Investors 13.8% / 10.000 Spo nsor S h ares 2.6% / 1.905 Existing IPO Shareholders ( e x cl. W arr ants) 10.7% / 7.775 Underwriter IPO Shares 0.2% / 0.150 Overview of Business Combination 1 Cash in trust value as of 9/30/2020 and assumes no redemptions from the public shareholders of ITAC; 2 Excludes impact of 10.9 million public and sponsor out - of - the - money warrants; 3 Existing balances as of December 31, 2020 Sources and Uses 1,2 72.330 Million PF Shares O utst a n di n g $ 10.0 0 7 2 . 33 0 4 (3) ( 15 1 ) Pro Forma Valuation ($ in Millions, except per share values) Share Price Pro Forma Shares Outstanding Equity Value $723 P lus: E xist ing A r b e D eb t 3 L e ss: E xist ing A r b e Ca sh 3 L e ss: Ca sh t o A r b e B a l a n ce S h e e t Enterprise Value $573 ($ in Millions) Sources Rollover Equity PIPE Cash - in - Trust 1 Uses Rollover Equity Cash to Arbe Balance Sheet Estimated Fees & Expenses $ 5 25 100 76 Total Sources $701 $ 525 151 25 Total Uses $701 38 Pro Forma Ownership 2 (% owner s h i p / m i ll i on s of s hares)

Appendix

Financial Projection Summary

($ in Millions)	2020A[1]	2021E	2022E	2023E	2024E	2025E
Summary Income Statement						
Revenue	**$0.4**	**$7.8**	**$13.0**	**$76.3**	**$168.4**	**$312.1**
Growth (%)		*1853.3%*	*67.9%*	*485.3%*	*120.9%*	*85.3%*
Cost of Goods Sold	0.4	1.8	6.5	24.7	56.6	103.6
Gross Profit	**$0.0**	**$6.0**	**$6.6**	**$51.5**	**$111.9**	**$208.5**
Gross Margin (%)	*7.0%*	*77.0%*	*50.4%*	*67.6%*	*66.4%*	*66.8%*
Research & Development	11.5	21.5	22.9	31.4	38.5	51.5
Sales & Marketing	1.0	1.4	1.5	2.7	5.9	10.1
General & Administrative	1.7	3.7	4.4	5.5	12.7	16.3
Total Operating Expenses	$14.1	$26.5	$28.9	$39.5	$57.1	$78.0
Operating Expense Margin (%)	*3561.7%*	*341.1%*	*221.7%*	*51.9%*	*33.9%*	*25.0%*
EBITDA	**($14.1)**	**($20.5)**	**($22.3)**	**$12.0**	**$54.8**	**$130.6**
EBITDA Margin (%)	*(3554.6%)*	*(264.1%)*	*(171.3%)*	*15.8%*	*32.5%*	*41.8%*
Stock Based Compensation	0.4	0.4	0.3	0.3	0.3	0.3
Depreciation & Amortization	0.2	0.3	0.3	0.3	0.3	0.3
EBIT	**($14.8)**	**($21.1)**	**($22.9)**	**$11.4**	**$54.2**	**$130.0**
EBIT Margin (%)	*(3725.2%)*	*(272.5%)*	*(175.9%)*	*15.0%*	*32.2%*	*41.6%*
Interest Expense / (Income), net	(0.4)	0.2	0.1	0.0	0.0	0.0
Taxes	0.0	0.0	0.0	0.0	0.0	16.7
Net Income	**($14.4)**	**($21.4)**	**($23.0)**	**$11.4**	**$54.2**	**$113.3**
Summary Cash Flows						
Cash Balance (Beginning)	$17.0	$3.0	$145.8	$120.3	$126.2	$170.5
Cash Flow from Operations	(15.3)	(19.6)	(24.5)	6.2	44.6	96.8
Cash Flow from Investing	(0.2)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Cash Flow from Financing[2]	1.5	162.7	(0.8)	0.0	0.0	0.0
Cash Balance (Ending)	$3.0	$145.8	$120.3	$126.2	$170.5	$267.0
Unlevered Free Cash Flow	($16.3)	($20.1)	($25.0)	$5.6	$44.0	$96.2

[1] Unaudited
[2] Includes an estimated $151 million in cash to Arbe's balance sheet from the combination with ITAC (cash-in-trust of $76 million and estimated PIPE proceeds of $100 million, less estimated fees and transaction expenses of $25 million)
Source: Arbe's projections

40

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